Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A,

(Form Type)

Randolph Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$146,463,315.20	(1)	.0000927	$13,577.15	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$146,463,315.20
Total Fees Due for Filing				$13,577.15
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$13,577.15

(1) Aggregate number of securities to which transaction applies: As of 4/29, the number of shares of common stock to which this transaction applies is estimated to be 5,649,137 shares of common stock, which consists of: (a) 5,181,977 shares of common stock entitled to receive the per share merger consideration of $27, (b) 449,160 shares of common stock underlying company stock options entitled to receive the per share merger consideration of $27.00 minus any applicable exercise price, and (c) 18,000 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting, which are expected to pay out at 100% of target and are entitled to receive the per share merger consideration of $27.00.

(2) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 5,181,977 shares of common stock and the per share merger consideration of $27.00; (b) the product of 449,160 shares of common stock underlying company stock options and $13.50 (which is the difference between the per share merger consideration of $27.00 and the weighted average exercise price of $13.50); (c) the product of 18,000 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting and the per share merger consideration of $27.00.